CITIGROUP FUNDING INC.,
as Issuer

CITIGROUP INC.,
as Guarantor

and

THE BANK OF NEW YORK MELLON,
as Successor Trustee

First Supplemental Indenture

Dated as of January 21, 2009

Supplement to Indenture dated as of June 1, 2005
providing for the issuance of
Debt Securities

FIRST SUPPLEMENTAL INDENTURE, dated as of January 21, 2009 (this “Supplemental Indenture”), among CITIGROUP FUNDING INC., a Delaware corporation (the “Company”), CITIGROUP INC., a Delaware corporation (the “Guarantor”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, not in its individual capacity but solely as trustee, as successor to JPMorgan Chase Bank, N.A., (the “Trustee”) under the Indenture, dated as of June 1, 2005 (the “Indenture”).

RECITALS:

 WHEREAS, the Company is required to supplement the terms of the Indenture in order to issue Securities having the benefit of the Federal Deposit Insurance Corporation (“FDIC”) debt guarantee (the “FDIC Debt Guarantee”) under the FDIC’s Temporary Liquidity Guarantee Program (“TLG Program”);

WHEREAS, each of the Company and the Guarantor has delivered to the Trustee an Officers’ Certificate pursuant to Section 14.03 of the Indenture to the effect that this Supplemental Indenture has been duly authorized and executed;

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 16.02 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Supplemental Indenture have been complied with;

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel pursuant to Section 16.02 stating that this Supplemental Indenture complies with, and the execution is authorized and permitted by, the provisions of the Indenture;

WHEREAS, the Company and the Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, the Company, the Guarantor and the Trustee agree as follows:

ARTICLE I

DEFINITIONS; GENERAL

Section 1.1    Definition of Terms.

Unless the context otherwise requires (including for purposes of the Recitals):

(a)           a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless otherwise specified herein;

(b)           a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c)           the singular includes the plural and vice versa; and

(d)           headings are for convenience of reference only and do not affect interpretation.

Section 1.2    General. The terms of this Supplemental Indenture shall apply to each series of Securities issued under the Indenture the terms of which state that they have the benefit of the FDIC Debt Guarantee (such Securities, “FDIC Guaranteed Securities”) and shall not apply to any other series of Securities.

ARTICLE II

ADDITIONAL TERMS UNDER TLG PROGRAM

Section 2.1    FDIC Debt Guarantee Program. The parties to this Supplemental Indenture acknowledge that the Company is an eligible entity pursuant to the debt guarantee program (the “Debt Guarantee Program”) established by the FDIC under its TLG Program and that the Company has not opted out of the Debt Guarantee Program. As a result, each series of FDIC Guaranteed Securities is guaranteed under the FDIC TLG Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012.

Section 2.2    Representative. The Trustee is designated under this Supplemental Indenture as the duly authorized representative of the holders of FDIC Guaranteed Securities for purposes of making claims and taking other permitted or required actions under the Debt Guarantee Program (the “Representative”). Any holder may elect not to be represented by the Representative by providing written notice of such election to the Representative.

Section 2.3    Demand for Payment. Upon an uncured failure by the Company and the Guarantor to make a timely payment of principal or interest under any FDIC Guaranteed Securities (a “Payment Default”), the Representative, on behalf of all holders of such FDIC Guaranteed Securities that are represented by the Representative, shall submit to the FDIC a demand for payment by the FDIC of such unpaid principal and interest, together with proof of such claim and such other documentation as may be required by the FDIC under the Debt Guarantee Program (i) in the case of any payment due by the Company and the Guarantor prior to the final maturity or redemption of such FDIC Guaranteed Securities, on the date that the applicable cure period ends (or if such date is not a Business Day, the immediately succeeding Business Day) and (ii) in the case of any payment due by the Company and the Guarantor on the final maturity date or on a redemption date for such FDIC Guaranteed Securities, on such final maturity date or redemption date (or if such date is not a Business Day, the immediately succeeding Business Day).

Section 2.4    Subrogation. The FDIC shall be subrogated to all of the rights of the holders of FDIC Guaranteed Securities and the Representative under this Supplemental Indenture against the Company and the Guarantor in respect of any amounts paid to the holders, or for the benefit of the holders, by the FDIC pursuant to the Debt Guarantee Program.

Section 2.5    Assignment.

(a)           The holders of FDIC Guaranteed Securities hereby authorize the Representative, at such time as the FDIC shall commence making any guarantee payments to the Representative for the benefit of the holders pursuant to the Debt Guarantee Program, to execute an assignment in the form attached to this Supplemental Indenture as Annex A pursuant to which the Representative shall assign to the FDIC its right as Representative to receive any and all payments from the Company or the Guarantor under the Indenture and this Supplemental Indenture on behalf of the holders of FDIC Guaranteed Securities. Each of the Company and the Guarantor hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of the FDIC Guaranteed Securities for all purposes of the Indenture, as supplemented by this Supplemental Indenture and upon any such assignment, the FDIC shall be deemed a holder under the Indenture, as supplemented by this Supplemental Indenture, for all purposes hereof, and each of the Company and the Guarantor hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of the Indenture and of this Supplemental Indenture as a result of such assignment.

(b)           Each holder of FDIC Guaranteed Securities that has exercised its right not to be represented by the Representative hereby agrees that, at such time as the FDIC shall commence making any guarantee payments to such holder pursuant to the Debt Guarantee Program, such holder shall execute an assignment in the form attached to this Supplemental Indenture as Annex A pursuant to which the holder shall assign to the FDIC its right to receive any and all payments from the Company or the Guarantor under the Indenture and this Supplemental Indenture. Each of the Company and the Guarantor hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of the FDIC Guaranteed Securities for all purposes of the Indenture, as supplemented by this Supplemental Indenture, and upon any such assignment, the FDIC shall be deemed a holder under the Indenture, as supplemented by this Supplemental Indenture, for all purposes thereof, and each of the Company and the Guarantor hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of the Indenture and of this Supplemental Indenture as a result of such assignment.

Section 2.6    Surrender of Securities. If, at any time on or prior to the expiration of the period during which senior unsecured debt of the Company is guaranteed by the FDIC under the Debt Guarantee Program (the “Effective Period”), payment in full shall be made pursuant to the Debt Guarantee Program on the outstanding principal of and accrued interest to such date on FDIC Guaranteed Securities of the Company, the holders shall, or the holders shall cause the person or entity in possession to, promptly surrender to the FDIC the certificate, note or other instrument evidencing such FDIC Guaranteed Securities, if any.

Section 2.7    Notice to FDIC. If, at any time prior to the earlier of (a) full satisfaction of the payment obligations of the Company and the Guarantor with respect to FDIC Guaranteed Securities, or (b) expiration of the Effective Period, the Company or the Guarantor is in default of any payment obligation with respect to FDIC Guaranteed Securities, including timely payment of any accrued and unpaid interest, without regard to any cure period, the Representative covenants and agrees that it shall provide written notice to the FDIC within one (1) Business Day of such payment default at the address set forth below, or at such other address or by such other means of delivery as the FDIC may specify from time to time.

The Federal Deposit Insurance Corporation
Deputy Director, Receivership Operations Branch
Division of Resolutions and Receiverships
Attention: Master Agreement
550 17th Street N.W.
Washington, D.C.  20429

Section 2.8    Ranking. Any indebtedness of the Company to the FDIC arising under Section 2.03 of the Master Agreement dated December 1, 2008 entered into between the Company and the FDIC in connection with the Debt Guarantee Program (the “Master Agreement”) and any indebtedness of the Guarantor to the FDIC arising under Section 3(b) of the Affiliate Guarantee Agreement dated November 3, 2008 entered into among the Company, the Guarantor and the FDIC in connection with the Debt Guarantee Program will constitute a senior unsecured general obligation of the Company or the Guarantor, as applicable, ranking pari passu with any indebtedness issued under the Indenture or any guarantee of such indebtedness.

Section 2.9    Acceleration. Section 7.02(a) of the Indenture is hereby amended by adding the following sentence after the existing text:

“Notwithstanding anything to the contrary in the foregoing, no acceleration of amounts due on the FDIC Guaranteed Securities of any series will be permitted at any time that the FDIC is making timely guarantee payments on the FDIC Guaranteed Securities of such series in accordance with the Debt Guarantee Program.”

Section 2.10    Modifications. Without the express written consent of the FDIC, the parties hereto agree not to amend, modify, supplement or waive any provision in the Indenture or the Supplemental Indenture that is related to the principal, interest, payment, default or ranking of the FDIC Guaranteed Securities or that is required to be included herein in connection with the Debt Guarantee Program.

ARTICLE III

MISCELLANEOUS

Section 3.1    Trustee.  The Trustee accepts the trusts created by this Supplemental Indenture upon the terms and conditions set forth in the Indenture.  The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Section 3.2    Ratification. The Indenture as supplemented by this Supplemental Indenture is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.3    Counterparts. This Supplemental Indenture may be executed in any number of separate counterparts each of which shall be an original for all purposes; but such separate counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the day and year first above written.

CITIGROUP FUNDING INC.

By:	/s/ Geoffrey S. Richards
Name: Geoffrey S. Richards
Title: Executive Vice President and Assistant Treasurer

CITIGROUP INC.

By:	/s/ Joseph J. Martinelli
Name: Joseph J. Martinelli
Title: Assistant Treasurer

THE BANK OF NEW YORK MELLON, as Successor Trustee

By:	/s/ Christopher Greene
Name: Christopher Greene
Title: Vice President

FORM OF ASSIGNMENT1

This Assignment is made pursuant to the terms of Section 2.5 of the First Supplemental Indenture, dated as of January 21, 2009, as amended from time to time (the “Agreement”), between The Bank of New York Mellon, as trustee (the “Representative”), acting on behalf of the holders of the debt issued under the Agreement who have not opted out of representation by the Representative (the “Holders”), Citigroup Funding Inc. (the “Issuer”) and Citigroup Inc. (the “Guarantor”) with respect to the debt obligations of the Issuer that are guaranteed under the Debt Guarantee Program.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

For value received, the Representative, on behalf of the Holders  (the “Assignor”), hereby assigns to the Federal Deposit Insurance Corporation (the “FDIC”), without recourse, all of the Assignor’s respective rights, title and interest in and to: (a) the promissory note or other instrument evidencing the debt issued under the Agreement (the “Note”); (b) the Agreement pursuant to which the Note was issued; and (c) any other instrument or agreement executed by the Issuer and the Guarantor regarding obligations of the Issuer and the Guarantor under the Note or the Agreement (collectively, the “Assignment”).

The Assignor hereby certifies that:

1.	Without the FDIC’s prior written consent, the Assignor has not:

(a)
agreed to any amendment, modification, supplement or waiver of a provision that is related to the principal, interest, payment, default or ranking of the FDIC Guaranteed Securities, or any other provision of the Agreement that is required to be included in the Agreement pursuant to the Master Agreement or to any material deviation from the provisions thereof; or

(b)	accelerated the maturity of the Note.

[Instructions to the Assignor:  If the Assignor has not assigned or transferred any interest in the Note and related documentation, such Assignor must include the following representation.]

2. The Assignor has not assigned or otherwise transferred any interest in the Note or Agreement;

[Instructions to the Assignor:  If the Assignor has assigned a partial interest in the Note and related documentation, the Assignor must include the following representation.]

2. The Assignor has assigned part of its rights, title and interest in the Note and the Agreement to _____________ pursuant to the __________ agreement, dated as of ___________, 20__, between ___________, as assignor, and _____________, as assignee, an executed copy of which is attached hereto.

_____________________________
1 This Form of Assignment shall be modified as appropriate if (a) the assignment is being made by an individual debt holder rather than the Representative, (b) the debt being assigned is not in certificated form or otherwise represented by a written instrument or (c) a Representative other than the Trustee has been designated by the Company and the Guarantor.

The Assignor acknowledges and agrees that this Assignment is subject to the Agreement and to the following:

1. In the event the Assignor receives any payment under or related to the Note or the Agreement from a party other than the FDIC (a “Non-FDIC Payment”):

(a) after the date of demand for a guarantee payment on the FDIC pursuant to 12 CFR Part 370, but prior to the date of the FDIC’s first guarantee payment under the Agreement pursuant to 12 CFR Part 370, the Assignor shall promptly but in no event later than five (5) Business Days after receipt notify the FDIC of the date and the amount of such Non-FDIC Payment and shall apply such payment as payment made by the Issuer or the Guarantor, and not as a guarantee payment made by the FDIC, and therefore, the amount of such payment shall be excluded from this Assignment; and

(b) after the FDIC’s first guarantee payment under the Agreement, the Assignor shall forward promptly to the FDIC such Non-FDIC Payment in accordance with the payment instructions provided in writing by the FDIC.

2. Acceptance by the Assignor of payment pursuant to the Debt Guarantee Program on behalf of the Holders shall constitute a release by such Holders of any liability of the FDIC under the Debt Guarantee Program with respect to such payment.

The Person who is executing this Assignment on behalf of the Assignor hereby represents and warrants to the FDIC that he/she/it is duly authorized to do so.

******

IN WITNESS WHEREOF, the Assignor has caused this instrument to be executed and delivered this ____ day of ____________, 20__.

Very truly yours, THE BANK OF NEW YORK MELLON

By:
(Signature)

Name:
(Print)

Title:
(Print)

Consented to and acknowledged by this ____ day of _________, 20__:

THE FEDERAL DEPOSIT INSURANCE CORPORATION

By:  ______________________________
(Signature)

Name:  ____________________________
(Print)

Title:  _____________________________
(Print)